Subject to Completion, Pricing Supplement dated June 23, 1997

PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 6 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                                June  , 1997
                                                                Rule 424(b)(3)
                                  $50,000,000
                  Morgan Stanley, Dean Witter, Discover & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes


                    % EXCHANGEABLE NOTES DUE JULY 31, 2003


                  Exchangeable For Shares of Common Stock of
                           General Electric Company

               The     % Exchangeable Notes due July 31, 2003 (the "Notes"),
are Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley, Dean Witter, Discover & Co. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes"
and "--Exchangeable Notes." The Notes will bear interest at the rate of %
per annum (the "Stated Coupon Rate") payable semi-annually on January 31 and July 31 of each year (each an "Interest Payment Date") commencing
January 31, 1998.  The issue price of each Note will be $ (   % of the
principal amount at maturity) (the "Issue Price"). The Issue Price represents a yield to maturity of % per annum computed on a semi-annual bond-equivalent basis based on the Issue Price calculated from the date of issuance (the "Original Issue Date"). The Notes are issued in minimum denominations of $1,000 per Note and will mature on July 31, 2003.

               On any Exchange Date (as defined herein), the holder of a Note will have the right (the "Exchange Right"), subject to a prior call of the Notes for cash by the Company (as described in the immediately succeeding paragraph) and upon completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange prior to 11:00 a.m.
New York City time on such date, to exchange each $1,000 principal amount of
such Note for         shares (the "Exchange Ratio") of the common stock, par
value $0.16 per share ("General Electric Stock"), of General Electric Company ("General Electric"), subject to the Company's right to pay cash in an amount equal to the Exchange Ratio times the Market Price (as defined herein) of General Electric Stock on the Exchange Date in lieu of such shares. The Exchange Ratio will be adjusted for certain corporate events, but will not be adjusted to take into account the discounted issue price ("Stated OID") of the
Notes.  See "Adjustments to Exchange Ratio" in this Pricing Supplement.   Upon
any exchange, the holder will not receive any cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the General Electric Stock or cash received by the holder upon exercise of the Exchange Right. An Exchange Date will be any NYSE Trading Day (as defined herein) that falls during the period beginning 90 days after the Original Issue Date and ending on the day prior to the earliest of the Maturity Date, the Call Date
(as defined below) and, in the event of a call for cash as described under "Company Exchange Right" herein, the Company Notice Date (as defined herein).

               On or after January 3, 2000, the Company may call the Notes, in whole but not in part, for mandatory exchange into General Electric Stock at the Exchange Ratio; provided that, if Parity (as defined herein) as determined on the NYSE Trading Day immediately prior to the Company Notice Date is less than the applicable Call Price (as defined herein) for such Company Notice Date, the Company will pay such applicable Call Price in cash on the date (the "Call Date") not less than 30 nor more than 60 days after the Company Notice Date, as specified by the Company. If the Notes are so called for mandatory exchange, the General Electric Stock or cash to be delivered to holders of Notes will be delivered on the Call Date.

               General Electric is neither affiliated with the Company nor involved in this offering of the Notes. The Market Price of the General
Electric Stock on the date of this Pricing Supplement was $        (the
"Initial Market Price"). See "Historical Information" in this Pricing Supplement for information on the range of Market Prices for General Electric Stock.

               The Company will cause Parity and any adjustments to the Exchange Ratio to be determined by the Calculation Agent for The Chase Manhattan Bank (formerly known as Chemical Bank) as Trustee under the Senior Debt Indenture.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under " Risk Factors" on PS-6 and PS-7 herein.

               Application will be made to list the Notes on the New York Stock Exchange ("NYSE"). It is not possible to predict whether the Notes will trade in the secondary market or if such market will be liquid or illiquid.


                               -------------

                      PRICE       % AND ACCRUED INTEREST

                               -------------

                          Price to Public(1)      Agent's Commissions(2)      Proceeds to Company(1)
Per Note.............                       %                           %                           %
Total................         $                       $                          $

-------------
(1) Plus accrued interest, if any, from              , 1997.

(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

                          MORGAN STANLEY DEAN WITTER


                     (This page intentionally left blank)


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF GENERAL ELECTRIC STOCK. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE GENERAL ELECTRIC STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "USE OF PROCEEDS AND HEDGING" AND "SUPPLEMENTAL INFORMATION CONCERNING PLAN OF DISTRIBUTION."

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $50,000,000

Maturity Date.................   July 31, 2003

Stated Coupon Rate............          % per annum

Interest Payment Dates........   January 31 and July 31, beginning January 31,
                                 1998

Specified Currency............   U.S. Dollars

Issue Price...................   $          (      % of the principal amount
                                 at maturity)

Original Issue Date
(Settlement Date).............             , 1997

Book Entry Note or Certificated
Note..........................   Book Entry, DTC

Senior Note or Subordinated
Note..........................   Senior

Minimum Denominations.........   $1,000

Agent.........................   Morgan Stanley & Co. Incorporated

Trustee.......................   The Chase Manhattan Bank

Exchange Right................   On any Exchange Date, subject to a prior call
                                 of the Notes for cash by the Company as
                                 described under "Company Exchange Right" below, the holders of Notes will be entitled upon (i) completion by the holder and delivery to the Company and the Calculation
                                 Agent of an Official Notice of Exchange
                                 (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date and (ii) delivery on such date of such Notes to the Trustee, to exchange each $1,000 principal amount of Notes for shares (the "Exchange Ratio") of General
                                 Electric Stock, subject to adjustment as described under "Adjustments to the
                                 Exchange Ratio" below.  Upon any such
                                 exchange, the Company may, at its sole
                                 option, deliver such shares of General
                                 Electric Stock or pay an amount in cash
                                 equal to the Exchange Ratio times the
                                 Market Price of General Electric Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such shares.
                                 Such delivery or payment will be made 3
                                 Business Days after any Exchange Date,
                                 subject to delivery of such Notes to the Trustee on the Exchange Date. Upon any exercise of the Exchange Right, holders of such exchanged Notes shall not be entitled to receive accrued but unpaid interest thereon. If any Notes are exchanged after a record date for the payment of interest and prior to the next succeeding Interest
                                 Payment Date, such Notes must be
                                 accompanied by funds equal to the interest payable on such succeeding Interest
                                 Payment Date on the principal amount so
                                 exchanged.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such shares of General Electric Stock or cash to the Trustee for delivery to the holders.

No Fractional Shares .........   If upon any exchange of the Notes the Company
                                 chooses to deliver shares of General Electric
                                 Stock, the Company will pay cash in lieu of delivering fractional shares of General
                                 Electric Stock in an amount equal to the corresponding fractional Market Price of
                                 General Electric Stock as determined by the Calculation Agent on such Exchange Date.

Exchange Ratio................                 , subject to adjustment for
                                 certain corporate events. See "Adjustments to Exchange Ratio" below.

Exchange Date.................   Any NYSE Trading Day that falls during the
                                 period beginning 90 days after the Original
                                 Issue Date and ending on the day prior to the earliest of (i) the Maturity Date, (ii) the Call Date and (iii) in the event of a call for cash as described under "Company Exchange
                                 Right" below, the Company Notice Date.

Company Exchange Right .......   On or after January 3, 2000, the Company may
                                 call the Notes, in whole but not in part, for mandatory exchange into General Electric
                                 Stock at the Exchange Ratio; provided that, if Parity on the NYSE Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than the applicable Call Price for such Company Notice Date, the Company will pay such applicable Call Price in cash on the Call Date. If the Notes are so called for mandatory exchange by the Company, then, unless a holder subsequently exercises the Exchange Right (the exercise of which will not be available to the holder following a call for cash in an amount equal to the Call Price), the General Electric Stock or cash to be delivered to holders of Notes will be delivered on the Call Date fixed by the Company and set forth in its notice of mandatory exchange, upon delivery of such Notes to the Trustee. Upon an exchange by the Company (whether payment is to be made in General Electric Stock or cash), the holder will not receive any
                                 additional cash payment representing any accrued Stated OID. Such accrued Stated
                                 OID will be deemed paid by the delivery of General Electric Stock or cash. The
                                 Company shall, or shall cause the
                                 Calculation Agent to, deliver such shares of General Electric Stock or cash to the Trustee for delivery to the holders.

                                 On or after the Company Notice Date (other than with respect to a call of the Notes for cash by the Company) holders of the Notes will continue to be entitled to exercise the Exchange Right and receive any amounts described under "Exchange Right" above.

Company Notice Date...........   Any NYSE Trading Day on or after January 3,
                                 2000 on which the Company issues its notice of mandatory exchange.

Parity........................   With respect to any NYSE Trading Day, an
                                 amount equal to the Exchange Ratio times the Market Price (as defined below) of General
                                 Electric Stock on such NYSE Trading Day.

Call Price....................   The table below shows indicative Call Prices
                                 for each $1,000 principal amount of Notes on January 3, 2000 and at each January 3 thereafter to and including the Maturity
                                 Date. The Call Price for each $1,000
                                 principal amount of Notes called for
                                 mandatory exchange on Call Dates between such indicative dates would include an additional amount reflecting any additional Stated OID from the next preceding date in the table through the applicable Call Date at a rate of
                                    % per annum, but will not include any
                                 accrued coupon at the Stated Coupon Rate.
                                 Such additional accreted amount of Stated
                                 OID, as determined by the Calculation Agent, will be calculated on a semiannual bond-equivalent basis based on the Call Price for the immediately preceding Call Date indicated in the table below.

                                 Call Date                    Call Price
                                 ---------                    ----------

                                 January 3, 2000............  $
                                 January 3, 2001............  $
                                 January 3, 2002............  $
                                 January 3, 2003............  $
                                 Maturity...................  $


Market Price..................   If General Electric Stock (or any other
                                 security for which a Market Price must be determined) is listed on a national securities exchange, is a security of The
                                 Nasdaq National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service
                                 ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Market Price for one share of General Electric Stock (or one unit of any such other security) on any NYSE
                                 Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which General Electric Stock (or any other such security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any NYSE Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for General Electric Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. The term "NASDAQ
                                 NMS security" shall include a security
                                 included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

NYSE Trading Day..............   A day on which trading is generally conducted
                                 in the over-the-counter market for equity securities in the United States and on the New York Stock Exchange, as determined by the Calculation Agent, and on which a Market Disruption Event (as defined below) has not occurred.

Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS & Co.")

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the Market Price or whether a Market Disruption Event has occurred. See "Adjustment to the Exchange Ratio" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Amount of Stated OID..........   $           per $1,000 principal amount of
                                 Notes.

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The yield to maturity is less than would be payable on a non-exchangeable debt security if the Company were to issue such a security at the same time it issues the Notes.

                                 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The market value for the Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of General Electric Stock, including, but not limited to, the volatility of General Electric Stock, the dividend rate on General Electric Stock, market interest and yield rates and the time remaining to the first Exchange Date, any Call Date or the maturity of the Notes. In addition, the value of General Electric Stock depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the Market Price of General Electric Stock above the Initial Market Price. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the accreted principal amount thereof, if, at such time, the Market Price of General Electric Stock is below, equal to or not sufficiently above the Initial Market Price. The historical Market Prices of General Electric Stock should not be taken as an indication of General Electric Stock's future performance during the term of any Note.

                                 The Company is not affiliated with General
                                 Electric and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning General Electric, corporate events of General Electric, including those described below in "Adjustments to the Exchange Ratio," are beyond the Company's ability to control and are difficult to predict.

                                 General Electric is not involved in the
                                 offering of the Notes and has no obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason. General Electric will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Ratio that may influence the determination of Parity or of the amount of stock or cash receivable upon exercise of the Exchange Right or the Company Exchange Right. See "Adjustments to the Exchange Ratio" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.


Adjustments to the Exchange
Ratio.........................   The Exchange Ratio will be adjusted as
                                 follows:

                                 1. If General Electric Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of General Electric Stock.

                                 2. If General Electric Stock is subject to a stock dividend (issuance of additional shares of General Electric Stock) that is given ratably to all holders of shares of General Electric Stock, then once the dividend has become effective and General Electric Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of General Electric Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to General Electric Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to General Electric Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for General
                                 Electric Stock by an amount equal to at
                                 least 10% of the Market Price of General
                                 Electric Stock on the NYSE Trading Day
                                 preceding the ex-dividend date for the
                                 payment of such Extraordinary Dividend
                                 (the "ex-dividend date").  If an
                                 Extraordinary Dividend occurs with respect to General Electric Stock, the Exchange
                                 Ratio with respect to General Electric
                                 Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the NYSE Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the NYSE Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for General Electric Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for General Electric Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the General Electric Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                 4. If General Electric is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into General Electric Stock so long as a Market Price for General Electric Stock is available. If a Market Price is no longer available for General Electric Stock for whatever reason, including the liquidation of General Electric or the subjection of General Electric to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of General Electric
                                 Stock will equal zero for so long as no
                                 Market Price is available.

                                 5. If there occurs any reclassification or change of General Electric Stock, or if General Electric has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of General Electric as an entirety or substantially as an entirety, in each case as a result of which the holders of General Electric Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such General Electric Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of shares of stock, other securities or other property or assets that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for General Electric Stock immediately prior to any such corporate event. At such time, no adjustment will be made to the Exchange Ratio of General Electric Stock.

                                 6. If General Electric issues to all of its shareholders equity securities of an issuer other than General Electric (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for General Electric Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of General Electric Stock.

                                 No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the General Electric Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the
                                 Exchange Ratio and of any related
                                 determinations and calculations with
                                 respect to any distributions of stock,
                                 other securities or other property or
                                 assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to General Electric Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of General Electric
                                    Stock on the primary market for General
                                    Electric Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to General Electric Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock
                                 Exchange, any other self-regulatory
                                 organization or the Securities and Exchange
                                 Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a Market Disruption Event, (4) a suspension of trading in an options contract on General Electric Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to General Electric Stock and (5) a "suspension, absence or material limitation of trading" on the primary securities market on which options contracts related to General Electric Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

General Electric Stock;
Public Information............   General Electric is a large and diversified
                                 industrial corporation. General Electric engages in developing, manufacturing and marketing a variety of products for the generation, transmission, distribution, control and utilization of electricity.
                                 General Electric Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                 "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.
                                 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison
                                 Street, Chicago, Illinois 60661 and at Seven
                                 World Trade Center, 13th Floor, New York, New
                                 York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's
                                 Website is http:/www.sec.gov. Information provided to or filed with the Commission by General Electric pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 1-35. In addition, information regarding General Electric may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                 GENERAL ELECTRIC STOCK OR OTHER SECURITIES OF GENERAL ELECTRIC. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING GENERAL ELECTRIC ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO GENERAL ELECTRIC IN CONNECTION WITH THE OFFERING OF THE NOTES. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING GENERAL ELECTRIC ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF GENERAL ELECTRIC STOCK (AND THEREFORE THE INITIAL MARKET PRICE AND THE EXCHANGE RATIO) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING GENERAL ELECTRIC COULD AFFECT THE VALUE RECEIVED ON ANY EXCHANGE DATE OR CALL DATE WITH RESPECT TO THE NOTES AND THEREFORE THE TRADING PRICES OF THE NOTES.

                                 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF GENERAL ELECTRIC STOCK.

                                 The Company or its affiliates may presently or from time to time engage in business with General Electric including extending loans to, or making equity investments in, General Electric or providing advisory services to General Electric, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to General Electric and, in addition, one or more affiliates of the Company may publish research reports with respect to General Electric. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. Any prospective purchaser of a Note should undertake an independent investigation of General Electric as in its judgment is appropriate to make an informed decision with respect to an investment in General Electric Stock.

Historical Information........   The following table sets forth the high and
                                 low Market Price during 1994, 1995, 1996 and during 1997 through June 20, 1997. The
                                 Market Price on June 20, 1997 was $67(7)/(8).
                                 The Market Prices listed below were obtained from Bloomberg Financial Markets. The
                                 Company believes all such information to be accurate. The historical prices of General
                                 Electric Stock should not be taken as an indication of future performance, and no assurance can be given that the price of General Electric Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                                                       Dividends
                          General Electric        High         Low     per Share
                          ----------------        ----         ---     ---------
                          (CUSIP # 36960410)
                          1994
                            First Quarter.....  $27 7/16    $24 11/16     $.18
                            Second Quarter....   25 1/16     22 7/8        .18
                            Third Quarter.....   25 11/16    23 3/16       .18
                            Fourth Quarter....   25 13/16    22 13/16      .18
                          1995
                            First Quarter.....   27 11/16    25 1/8        .205
                            Second Quarter....   29 9/16     26 15/16      .205
                            Third Quarter.....   32 3/16     28 17/32      .205
                            Fourth Quarter....   36 5/16     31 1/16       .205
                          1996
                            First Quarter.....   39 7/8      35 1/8        .23
                            Second Quarter....   43 7/8      37 11/16      .23
                            Third Quarter.....   45 3/4      39 11/16      .23
                            Fourth Quarter....   52 1/2      45 5/16       .23
                          1997
                            First Quarter.....   53 3/4      48 13/16      .26
                            Second Quarter (through
                             June 20, 1997)...   67 7/8      48 7/8        .26


                                 Historical prices have been adjusted for two
                                 2 for 1 stock splits of General Electric
                                 Stock, which became effective in the second quarter of 1994 and the second quarter of 1997, respectively.

                                 The Company makes no representation as to the amount of dividends, if any, that General Electric will pay in the future. In any event, holders of the Notes will not be entitled to receive dividends, if any, that may be payable on General Electric Stock.

Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying
                                 Prospectus.

                                 On or prior to the date of this Pricing
                                 Supplement, the Company, through its
                                 subsidiaries and others, may hedge its
                                 anticipated exposure in connection with the Notes by taking positions in General Electric Stock, in options contracts on General Electric Stock listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging. In the event that the Company pursues such a hedging strategy, the price at which the Company is able to purchase such positions may be a factor in determining the Exchange Ratio. Purchase activity could potentially increase the prices of General Electric Stock, and therefore effectively increase the level to which General Electric Stock must rise before a holder of a Note will receive more than the accreted principal amount on any Exchange Date or Call Date. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of General Electric Stock or such options, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling the securities and instruments listed above and other available securities and instruments.

Supplemental Information
Concerning Plan of
Distribution..................   In order to facilitate the offering of the
                                 Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or the General
                                 Electric Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the General Electric Stock in the open market. See "Use of Proceeds and Hedging" above.

                                 The Notes may be offered to investors outside the United States. The Agent has further agreed that any offers and sales made outside the United States will be made in compliance with any selling restrictions applicable in the jurisdictions where such offers and sales are made.

United States Federal Taxation   The Notes are Optionally Exchangeable Notes
                                 and investors should refer to the discussion
                                 under "United States Federal
                                 Taxation--Notes--Optionally Exchangeable
                                 Notes" in the accompanying Prospectus
                                 Supplement.  In connection with the
                                 discussion thereunder, the Company has
                                 determined that the "comparable yield" is an
                                 annual rate of       %, compounded semi-
                                 annually.  Based on the Company's
                                 determination of the comparable yield, the "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of the semi-annual coupon payments and an additional projected amount due at maturity, equal to $ (the
                                 "Projected Amount").

                                 THE COMPARABLE YIELD, THE PROJECTED PAYMENT
                                 SCHEDULE AND THE PROJECTED AMOUNT ARE NOT
                                 PROVIDED FOR ANY PURPOSE OTHER THAN THE
                                 DETERMINATION OF UNITED STATES HOLDERS'
                                 INTEREST ACCRUALS AND ADJUSTMENTS IN RESPECT
                                 OF THE NOTES, AND THE COMPANY MAKES NO
                                 REPRESENTATION REGARDING THE ACTUAL AMOUNTS
                                 OF THE PAYMENTS ON A NOTE.


                                                                       ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                      Dated:  [At least 90 days after the Original Issue Date]

Morgan Stanley, Dean Witter, Discover & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes due July 31, 2003 (Exchangeable for Shares of Common Stock of General Electric Company) of Morgan Stanley, Dean Witter, Discover
& Co. (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any NYSE Trading Day, as of the next NYSE Trading Day, provided that such day is prior to the earliest of (i) July 31, 2003, (ii) the Call Date and (iii) in the event of a call for cash, the Company Notice Date), the Exchange Right as described in Pricing
Supplement No. 6  dated June     , 1997 (the "Pricing Supplement") to the
Prospectus Supplement dated June 2, 1997 and the Prospectus dated June 2, 1997 related to Registration Statement No. 333-27919. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, shares of the Common Stock of General Electric or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                               Very truly yours,



                               ------------------------------------
                               [Name of Holder]


                               By:
                                  ---------------------------------
                                  [Title]



                               ------------------------------------
                               [Fax No.]

                               $
                                 ----------------------------------
                                    Principal Amount of Notes
                                    surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY, DEAN WITTER, DISCOVER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:
   -------------------------------------
   Title:


Date and time of acknowledgment
                                --------